EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Sensor System Solutions, Inc.

We hereby consent to the inclusion in the foregoing registration statement of Sensor System Solutions, Inc. on Amendment No. 2 to Form SB-2 of our report dated May 11, 2006, relating to the consolidated financial statements of Sensor Systems Solutions, Inc. and subsidiary, as of December 31, 2005 and for the years ended December 31, 2005 and 2004 filed with the Securities and Exchange Commission on May 19, 2006. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
June 29, 2006